PRESS RELEASE	FOR IMMEDIATE RELEASE

	Contact:	John W. Raisbeck
President and CEO
(937) 327-1112

Western Ohio Financial Corporation Announces
Second Quarter Earnings and Declares Dividend

Springfield, Ohio, July 22, 2004 — Western Ohio Financial Corporation (NASDAQ: WOFC), parent corporation of Cornerstone Bank, Springfield, Ohio, today announced the Company’s second quarter earnings and the declaration of a quarterly dividend payment. A quarterly dividend of 25 cents per share will be paid on August 18, 2004 to shareholders of record on August 4, 2004.

Net income for the three months ended June 30, 2004 was $505,000 compared to $615,000 for the comparable quarter of 2003, while net income for the six months ended June 30, 2004 was $1.0 million versus $1.2 million for the comparable period of 2003. Earnings per share amounted to $0.27 and $0.55 on a fully diluted basis for the three months and six months ended June 30, 2004, respectively. Earnings per share on a fully diluted basis amounted to $0.35 and $0.71 for the comparable periods of 2003, respectively.

The decline in the Company’s financial results for the second quarter and first half of 2004 from the comparable periods of 2003 was substantially attributable to merger–related expenses related to the recently announced merger with Wesbanco, Inc. of Wheeling, West Virginia. The attached exhibit provides net income and earnings per share in conformance with generally accepted accounting principles (GAAP) and on a non-GAAP basis by excluding merger-related expenses to provide comparability with the Company’s operating results from the second quarter and first six months of 2003. The adjusted operating results of the Company for the second quarter of 2004 were net income of $660,000 and earnings per share on a fully diluted basis of $0.36, reflecting increases of $45,000, or 7.3%, and $0.01, or 2.9%, respectively above the results of the comparable quarter of 2003.

Net interest income of $2.5 million for the quarter ended June 30, 2004 represented an increase of approximately $92,000, or 3.9% above the quarter ended June 30, 2003. The improvement in net interest income was attributed to a higher level of average interest-earning assets; however continued margin compression negatively impacted revenue as the net interest margin for the second quarter amounted to 2.53% versus 2.90% in the second quarter of 2003. Specifically, the accelerated amortization of premiums, amounting to approximately $119,000, attributed to prepayments on purchased loans of $13.5 million, negatively impacted net interest income in the current quarter.

Additionally, due to the historical low level of interest rates, the Company experienced a limited ability to lower interest rates on its deposit products.

Net interest income of $5.0 million for the first six months of 2004 represented an increase of $199,000, or 4.2%, from the comparable period of 2003. The six-month results for net interest income were impacted by the same factors as previously noted for the current quarter coupled with the accelerated amortization of premiums associated with prepayments of investment securities.

Noninterest income for the quarter ended June 30, 2004 amounted to $852,000, reflecting an increase of $71,000, or 9.1%, relative to the comparable quarter of 2003. The increase was primarily related to an increase on the gains from the sale of Real Estate Owned (REO) coupled with an increase in the net mortgage servicing income, which were partially offset by a decline in gains on the sale of loans and Bank Owned Life Insurance (BOLI) income. Gains related to the sale of REO property acquired through foreclosure on delinquent residential mortgage loans amounted to $56,000 in the second quarter of 2004 versus only $1,000 in the comparable quarter of 2003. Mortgage servicing fees were relatively constant year-over-year; however, the amortization of mortgage servicing rights related to the servicing portfolio was accelerated in the second quarter of 2003 due to a significantly higher level of prepayments on serviced loans resulting in an impairment charge of approximately $70,000. There were no corresponding impairment charges in the current quarter.

Gains on the sale of loans of approximately $39,000 in the second quarter of 2004 declined by approximately $65,000 from the second quarter of the previous year due to a lower level of originations and refinancing activity in the current quarter. The BOLI income, which is based upon the increase in the cash surrender value of the life insurance, amounted to approximately $105,000 in the second quarter of 2004, reflecting a decline of $19,000 from the prior year’s second quarter revenue due to the change from a guaranteed rate from the insurance carriers in the initial year of the policies to market rates in the current year.

Noninterest income for the six months ended June 30, 2004 amounted to $1.6 million, representing a decline of $30,000, or 1.9%, from the comparable period of 2003. In addition to the changes in gains on the sale of loans and REO property, BOLI income and net mortgage servicing income previously noted in the second quarter comparisons, gains on the sale of investments of $16,000 for the first six months ended June 30, 2004 declined from $71,000 for the comparable period of 2003.

Finally, noninterest expense of $2.5 million for the second quarter of 2004 increased by $274,000, or 12.3%, from $2.2 million in the comparable quarter of 2003. Professional services, which amounted to $409,000 in the second quarter of 2004 and increased $283,000 from the level of the second quarter of 2003, accounted for the majority of the increase in noninterest expense. Legal services and investment banking fees totaling $235,000, which were related to the previously announced merger with Wesbanco on April 1, 2004, represented the largest segment of the increase in professional services. In addition, legal and proxy solicitation expenses amounting to $52,000 related to the Company’s defense of a potential proxy fight with a large shareholder accounted for the remainder of the increase in professional services. Salaries and benefits expense, which amounted to $1.2 million in the second quarter of 2004, increased by $69,000, or 6.2%, from the level of the comparable quarter of 2003 due primarily to the increase in the employee stock ownership plan (ESOP) expense of approximately $37,000 due to a significantly higher stock price during the second quarter of 2004.

The reversal of a previously established contingency reserve for income taxes partially offset the increase in expenses. A successful appeal with the Internal Revenue Service related to the timing of charged-off loans and associated treatment of uncollectible interest resulted in a reversal of $60,000 of this previously established contingency. If the merger-related expenses of $235,000 were excluded from the results of the second quarter, noninterest expense would have increased by only $39,000, or 1.7%, from the comparable quarter of 2003.

Noninterest expense for the first six months of 2004 amounted to $4.9 million, which represented an increase of $399,000, or 8.9%, above the comparable period of 2003. The increase was mainly attributable to the merger-related costs and higher ESOP expense previously noted. The year-over-year increase in noninterest expense for the first six months of 2004 would have been $164,000, or 3.7%, if the merger-related expenses of $235,000 were excluded from the results for the first six months of 2004.

As of June 30, 2004, Western Ohio had total assets of $410.8 million, net loans of $329.6 million, total deposits of $257.4 million and shareholders’ equity of $45.3 million.

John W. Raisbeck, President and Chief Executive Officer stated, “The previously announced merger with Wesbanco is progressing as planned and is expected to be completed in late August pending shareholder and regulatory approval. As a result of the pending merger, financial results were significantly impacted by merger-related expenses in the recently completed quarter. If the merger-related expenses were excluded from noninterest expense, second quarter diluted earnings per share would have been $0.08 above the first quarter of 2004 and $0.01 above the comparable quarter of 2003. The adjusted operating earnings were more in line with historical financial results and were accomplished despite the recent slowdown of our mortgage banking activity and the negative impact on earnings of the higher level of prepayments on purchased mortgage loans.”

NON-GAAP FINANCIAL INFORMATION

This press release contains financial information determined in accordance with methods other than generally accepted accounting principles (GAAP). Western Ohio’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures, shown on the attached exhibit, adjust GAAP performance measures to exclude the impact of merger-related expenses. Since merger-related expenses and their impact on Western Ohio’s performance are difficult to predict, management believes that their exclusion in financial presentations provides useful supplemental information that is essential to a proper understanding of the operating results of Western Ohio’s core business.

FORWARD-LOOKING STATEMENTS

When used in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “project”, “believe”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors—including regional and national economic conditions, changes in the levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors—could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WESTERN OHIO FINANCIAL CORPORATION
COMPARATIVE STATISTICS
(Dollars in thousands except per share data)

	June 30,	December 31,
	2004	2003
Total assets	$410,775	$399,540
Total loans, net	329,628	334,469
Allowance for loan and lease losses	1,895	1,801
Securities	47,376	32,735
Deposits	257,441	248,681
Borrowed funds	105,084	103,473
Shareholders’ equity	45,330	44,357
Book value per common share outstanding	$25.04	$24.92
Market value per share	$34.30	$32.08

	For the Quarter Ended
	June 30,
	2004	2003
Net income	$505	$615
Earnings per share
Basic	$0.28	$0.36
Diluted	$0.27	$0.35
Return on average assets	0.49%	0.71%
Return on average equity	4.44%	5.65%
Net income, excluding after-tax merger-related expenses	$660	$615
Basic EPS, excluding after-tax merger-related expenses	$0.37	$0.36
Diluted EPS, excluding after-tax merger-related expenses	$0.36	$0.35

	For the Six Months Ended
	June 30,
	2004	2003
Net income	$1,017	$1,236
Earnings per share
Basic	$0.57	$0.72
Diluted	$0.55	$0.71
Return on average assets	0.51%	0.72%
Return on average equity	4.50%	5.67%
Net income, excluding after-tax merger-related expenses	$1,172	$1,236
Basic EPS, excluding after-tax merger-related expenses	$0.65	$0.72
Diluted EPS, excluding after-tax merger-related expenses	$0.64	$0.71

WESTERN OHIO FINANCIAL CORPORATION
COMPARATIVE STATISTICS
(Dollars in thousands except per share data)

Reconcilement of Non-GAAP Measures
(In Thousands)

	For the Quarter Ended
Computation of Net Income excluding	June 30,
Merger-related Expenses	2004	2003
GAAP Net Income	$505	$615
Plus: Merger-related expenses	235	—
Less: Taxes on merger-related expenses	(80)	—

Net income, excluding merger-related expenses	$660	$615

	For the Six Months Ended
Computation of Net Income excluding	June 30,
Merger-related Expenses	2004	2003
GAAP Net Income	$1,017	$1,236
Plus: Merger-related expenses	235	—
Less: Taxes on merger-related expenses	(80)	—

Net income, excluding merger-related expenses	$1,172	$1,236